Exhibit 4.7

Glimcher Realty Trust
2012 Incentive Compensation Plan

Adopted by the Glimcher Realty Trust Board of Trustees
on February 15, 2012

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

(i)

Glimcher Realty Trust
2012 Incentive Compensation Plan

Article 1.  Establishment, Purpose, and Duration

1.1  Establishment.  Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), established an incentive compensation plan known as the Glimcher Realty Trust 2004 Incentive Compensation Plan (the “Prior Plan”), which became effective upon its approval by a majority of the Company’s shareholders at the Company’s 2004 Annual Meeting of Shareholders.  On March 15, 2007, the Board approved the Amended and Restated 2004 Incentive Compensation Plan, which was approved at the Company’s 2007 Annual Meeting of Shareholders.  On February 15, 2012, the Company’s Board of Trustees approved this 2012 Incentive Compensation Plan, subject to shareholder approval at the Company’s 2012 Annual Meeting of Shareholders.  All references herein to the “Plan” shall mean this 2012 Incentive Compensation Plan, as may hereinafter be amended or restated from time to time.  This Plan is intended to replace the Prior Plan, which Prior Plan shall be automatically terminated, replaced, and superseded by this Plan on the date this Plan is approved by the Company’s shareholders.  Notwithstanding the foregoing, any awards granted under the Prior Plan shall remain in effect pursuant to the terms of the Prior Plan and the respective award agreements thereunder.  The Plan shall become effective upon receipt of shareholder approval on May 10, 2012 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof. The Plan permits the grant of Cash-Based Awards, Nonqualified Options, Incentive Options, Share Appreciation Rights (SARs), Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, and Other Share-Based Awards.

1.2           Purpose of the Plan.  The purpose of the Plan is to provide a means whereby Employees, Trustees, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.  A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Trustees, or Third Party Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3           Duration of the Plan.  Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.  Notwithstanding the foregoing, no Incentive Options may be granted more than ten (10) years after the earlier of (a) adoption of the Plan by the Board and (b) the Effective Date.

Article 2.  Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” means any employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, applied using fifty percent (50%) as the percentage of ownership required under such Code sections; provided, however, that the term Affiliate shall be construed in a manner in accordance with the registration provisions of applicable securities laws.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3
“Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Nonqualified Options, Incentive Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, or Other Share-Based Awards, in each case subject to the terms of this Plan.

2.4
“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Trustees” means the Board of Trustees of the Company.

2.7	“Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.8	“Change in Control of the Company” means a transaction(s) deemed to occur on a date the earliest of which any of the following shall occur:

(a)
there shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that there shall not be deemed to be a Change in Control of the Company if  immediately prior to the occurrence of what would otherwise be a Change in Control of the Company  (i) the Participant is the other party to the transaction (a “Control of the Company Event”) that would otherwise result in a Change in Control of the Company or (ii) the Participant is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control of the Company Event or of any entity, directly or indirectly, controlling such other party;

(b)
the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a “Transaction”); provided, however, that a Transaction shall not be deemed to result in a Change in Control of the Company if (i) immediately prior thereto the circumstances in (a)(i) or (a)(ii) above exist or (ii) (A) the shareholders of the Company, immediately before such transaction, own, directly or indirectly, immediately following such Transaction fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction and (B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owning a majority of the outstanding voting securities of the Surviving Corporation; or

(c)
the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each an “Other Transaction”) and (a) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the “Other Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction or (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Other Transaction do not endorse and constitute less than a majority of the members of the board of directors or board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owing a majority of the outstanding voting securities of the Other Surviving Corporation; provided, however, that an Other Transaction shall not be deemed to result in a Change in Control of the Company if immediately prior thereto the circumstances in (a)(i) or (a)ii) above exist.

Notwithstanding the foregoing, no transaction shall be deemed to be a Change in Control of the Company if it does not constitute a change in control as contemplated under regulations under Section 409A of the Code.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10
“Committee” means the Executive Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board and, unless otherwise determined by the Board, the Committee shall consist of no fewer than two Trustees, each of whom is (a) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (b) an “outside director” within the meaning of Section 162(m) of the Code, and (c) an “independent director” for purposes of the rules and regulations of the New York Stock Exchange.

2.11	“Company” means Glimcher Realty Trust, a Maryland real estate investment trust, and any successor thereto as provided in Article 20 herein.

2.12	“Covered Employee” means a Participant who is a “covered employee,” as defined in Code Section 162(m) and the Treasury Regulations promulgated under Code Section 162(m), or any successor statute.

2.13	“Effective Date” has the meaning set forth in Section 1.1.

2.14	“Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries.

2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16
“Fair Market Value” or “FMV” as of any applicable date, means the closing price of the Shares reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, or if Shares are not traded on such applicable date, the closing price on the next day following such applicable date on which Shares are traded. If the Shares are traded over the counter on the applicable date, Fair Market Value or FMV means the closing bid and asked prices of a Share on the applicable date, or if there is no bid and asked price on such applicable date, the closing bid and asked price on the next succeeding date on which there is a bid and asked price following such applicable date. In the event Shares are not publicly traded on the applicable date, Fair Market Value or FMV shall be determined by the Committee in such manner as it deems appropriate in accordance with Section 409A.

2.17	“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.18	“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.19	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20
“Incentive Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.21
“Insider” means an individual who is, on the relevant date, an executive officer or Trustee of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22	“Nonemployee Trustee” means a Trustee who is not an Employee.

2.23
“Nonemployee Trustee Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Trustee pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.24	“Nonqualified Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.25	“Option” means an Incentive Option or a Nonqualified Option, as described in Article 6.

2.26	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27	“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.28	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.29
“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code and the applicable Treasury Regulations thereunder for certain performance-based compensation paid to Covered Employees.

2.30
“Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.31	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.32
“Performance Share” means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.33
“Performance Unit” means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34
“Period of Restriction” means the period when Restricted Shares or Restricted Share Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.35	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36	“Plan” means this Glimcher Realty Trust 2012 Incentive Compensation Plan, as it may hereinafter be amended or restated from time to time.

2.37	“Plan Year” means the calendar year.

2.38	“REIT” means a real estate investment trust under the Code.

2.39	“Reorganization” has the meaning set forth in Section 4.4.

2.40	“Restricted Shares” means an Award granted to a Participant pursuant to Article 8.

2.41	“Restricted Share Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.42	“Section 409A” means Section 409A of the Code and the regulations and other guidance issued thereunder as in effect from time to time.

2.43
“Separation from Service”  means a termination from employment or service of an Employee, Trustee, or Third Party Service Provider with the Company, all Subsidiaries, and Affiliates; provided that the employment relationship shall be considered to continue while the individual is on military leave, sick leave, or other bona fide leave of absence so long as the period of such absence does not exceed six (6) months, or, if longer, so long as the individual retains a right to reemployment with the Company, Subsidiary, or Affiliate under an applicable statute or by contract.  An Employee, Trustee, or Third Party Service Provider is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to twenty percent (20%) or less than the average level of services performed by the Employee, Trustee, or Third Party Service Provider during the immediately preceding thirty-six- (36-) month period.  In all applicable cases, whether an Employee, Trustee, or Third Party Service Provider has incurred a Separation from Service shall be determined in accordance with Section 409A.

2.44	“Share” or “Shares” means the Company’s common shares of beneficial interest; provided such Shares constitute “service recipient stock” within the meaning of Section 409A.

2.45	“Share Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.46	“SOX” has the meaning set forth in Section 22.1(b).

2.47	“Specified Employee” means a specified employee within the meaning of Section 409A and the Company’s Specified Employee determination policy, if any.

2.48
“Subsidiary” means any corporation, partnership, limited liability company or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest.

2.49
“Tandem SAR” means an SAR that is granted in connection with and at the same time as a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.50
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.51	“Treasury Regulations” means the regulations promulgated under the Code.

2.52	“Trustee” means any individual who is a member of the Board of Trustees of the Company.

2.53	“Withholding Taxes” means any federal, state, local or foreign income taxes, withholding taxes, or employment taxes required to be withheld by law or regulations.

Article 3.  Administration

3.1           General.  The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be Employees, and the Committee, the Company, and its officers and Trustees shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2           Authority of the Committee.  Subject to Section 409A and Code Section 162(m), the Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Article 18, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3           Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individual to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individual may have under the Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.  Notwithstanding the foregoing, the Committee may not delegate to any officer the ability to take any action or make any determination regarding issues arising out of Code Section 162(m).

Article 4.  Shares Subject to the Plan and Maximum Awards

4.1           Number of Shares Available for Awards.

(a)
Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under the Plan shall be four million five hundred thousand (4,500,000) Shares.

(b)	Of the Shares reserved for issuance under Section 4.1(a) of the Plan, no more than four million five hundred thousand (4,500,000) of the reserved Shares may be issued pursuant to Full Value Awards.

(c)
Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under the Plan, the maximum number of Shares that may be issued pursuant to ISOs and NQSOs shall be:

(i)	four million five hundred thousand (4,500,000) Shares that may be issued pursuant to Awards in the form of ISOs; and

(ii)	four million five hundred thousand (4,500,000) Shares that may be issued pursuant to Awards in the form of NQSOs.

(d)
Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under the Plan, the maximum number of Shares that may be issued to a Participant shall be five hundred thousand (500,000) Shares, and no Nonemployee Trustee may receive Awards subject to more than fifteen thousand (15,000) Shares in any Plan Year.

4.2           Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. The number of Shares actually issued upon the settlement of Share Appreciation Rights shall be counted against the number of Shares available for award under the Plan and any Shares unissued with respect to such settled Share Appreciation Rights shall be available again for grant under the Plan. Further, any Shares (i) withheld to satisfy tax withholding obligations on Awards issued under the Plan, (ii) tendered to pay the exercise price of Awards issued under the Plan, or (iii) repurchased on the open market with the proceeds of an Option exercise shall be available again for grant under the Plan.  Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

4.3           Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(a)	NQSOs: The maximum aggregate number of Shares subject to NQSOs and/or NQSOs and Tandem SARs granted in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000) Shares.

(b)	SARs: The maximum number of Shares subject to Freestanding Share Appreciation Rights granted in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000) Shares.

(c)	Restricted Shares: The maximum number of Shares subject to Awards of Restricted Shares in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000) Shares.

(d)
Restricted Share Units:  The maximum number of Shares with respect to Awards of Restricted Share Units in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000) Shares (if such Award is payable in Shares), or equal to the value of five hundred thousand (500,000) Shares (if such Award is payable in cash or property other than Shares) determined as of the earlier of the date of vesting or payout.

(e)
Performance Units:  The maximum number of Shares with respect to Awards of Performance Units that any one (1) Participant may receive in any one (1) Plan Year shall be five hundred thousand (500,000) Shares (if such Award is payable in Shares), or equal to the value of five hundred thousand (500,000) Shares (if such Award is payable in cash or property other than Shares) determined as of the earlier of the date of vesting or payout.

(f)
Performance Shares:  The maximum number of Shares with respect to Awards of Performance Shares that any one (1) Participant may receive in any one (1) Plan Year shall be five hundred thousand (500,000) Shares (if such Award is payable in Shares), or equal to the value of five hundred thousand (500,000) Shares (if such Award is payable in cash or property other than Shares) determined as of the earlier of the date of vesting or payout.

(g)
Cash-Based Awards:  To the extent not enumerated specifically above in connection with specific Awards, the maximum amount awarded or credited with respect to Cash-Based Awards to any one (1) Participant in any one (1) Plan Year may not exceed three million dollars ($3,000,000).

(h)
Other Share-Based Awards. The maximum grant with respect to Other Share-Based Awards pursuant to Section 10.2 in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000) Shares.

The above Annual Award Limits are intended to comply with Code Section 162(m) and the Treasury Regulations thereunder, and shall be applied and/or construed in such a way to ensure compliance with Code Section 162(m) and the Treasury Regulations thereunder.

4.4           Adjustments in Authorized Shares. Notwithstanding anything else to the contrary contained in the Plan, in the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Subject to Section 409A and Sections 424 and 162(m) of the Code, as applicable, the Committee, shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Subject to the provisions of Article 18, without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, spin-off, split-off, split-up, acquisition of property or stock, or reorganization (collectively, a “Reorganization”) upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Sections 422 and 424 of the Code and Section 409A, where applicable. Without limiting the foregoing, in the event of any Reorganization, the Committee or the Board may cause any Award outstanding as of the effective date of the Reorganization to be cancelled in consideration of a cash payment or alternate Award made to the holder of such cancelled Award equal in value to the fair market value of such cancelled Award; provided, however, that nothing in this Section 4.4 shall permit the repricing, replacing, or regranting of Options or SARs in violation of Section 18.1.

Article 5.  Eligibility and Participation

5.1           Eligibility. Individuals eligible to participate in this Plan include all key Employees, Trustees, and Third Party Service Providers.

5.2           Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.  Participation in one (1) Plan Year shall not ensure participation in another Plan Year.

Article 6.  Options

6.1           Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 424 of the Code and the Treasury Regulations thereunder).  No option shall be deemed to be granted until the FMV of the Shares subject to such option has been determined pursuant to Section 2.16.

6.2           Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3           Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement. The Option Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) set at a premium to the FMV of the Shares on the date of grant, or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.

6.4           Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5           Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6           Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee and specified in the original Award Agreement, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7           Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8           Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following the Participant’s termination of employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9           Transferability of Options.

(a)
Incentive Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.

(b)
Nonqualified Options. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability.  Notwithstanding anything herein to the contrary, in no event, however, may an NQSO be transferred for value (as defined in the General Instructions to Form S-8).  Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.  With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10           Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO prior to the time he has held the Shares for one (1) year after exercise of the ISO or two (2) years after the grant of the ISO, such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.11.           Special ISO Rules for 10% Shareholders. If any Participant to whom an ISO is to be granted is, on the date of grant, the owner of Shares (determined using applicable attribution rules) possessing more than ten percent (10%) of the total combined voting power of all classes of equity securities of the Company (or of its parent or subsidiary), then the following special provisions will apply to the ISO granted to that Participant:

(a)	The Option Price per Share of the ISO will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares underlying such ISO on the date of grant; and

(b)	The ISO will not have a term in excess of five (5) years from the date of grant.

6.12           $100,000 ISO Limitation.  To the extent that the aggregate Fair Market Value of the Shares with respect to Options designated as Incentive Stock Options plus the incentive stock options granted by any parent  or subsidiary are exercisable for the first time by a Participant during any calendar year under all plans of the Company, a parent, or subsidiary exceeds one hundred thousand dollars ($100,000), such options shall be treated as Nonqualified Options.  For purposes of the preceding sentence, (i) Options shall be taken into account in the order in which they are granted, and (ii) the Fair Market Value of the Shares shall be determined as of the time the Incentive Option or other incentive stock option is granted.

6.13           No Dividends.  No dividends shall be paid on any Options until after the exercise of the Option shall be complete and the optionee becomes the record holder of the Shares.

6.14.           No Deferrals.  In accordance with Section 409A and the exclusion for options thereunder, no deferral of Option gains shall be allowed hereunder, except the deferral of the recognition of income until the later of the exercise or disposition of the Option under Treasury Regulation Section 1.83-7, or the time the Shares acquired pursuant to the exercise of the Option first become substantially vested, as defined in Treasury Regulation Section 1.83-3(b).

Article 7.  Share Appreciation Rights

7.1           Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee; provided that Tandem SARs may only be granted on the same grant date as the related Option.  The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The Grant Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) set at a premium to the FMV of the Shares on the date of grant, or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.  Tandem SARs shall be granted at the same time as the related Option, and the Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2           Tandem SAR for 10% Shareholder.  The requirements of Section 6.11 shall apply for a Tandem SAR related to an ISO granted to a ten percent (10%) shareholder.

7.3           SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4           Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.5           Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6           Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR: (a) the Tandem SAR will expire no later than the expiration of the underlying Option; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised over the Option Price of the underlying Option; (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the Option Price of the Option; and (d) the Tandem SAR may be exercised only when the underlying Option is eligible to be exercised.

7.7           Payment of SAR Amount.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.8           Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following the Participant’s termination of employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.9           Nontransferability of SARs.  Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding anything herein to the contrary, in no event, however, may a SAR be transferred for value (as defined in the General Instructions to Form S-8).  Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in the Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.10           Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

7.11           No Dividends.  No dividends shall be paid on any SARs until after the exercise of the SAR shall be complete and paid in Shares and the optionee shall become the record holder of the Shares.

7.12.           No Deferrals.  In accordance with Section 409A and the exclusion for SARs thereunder, no deferral of SAR gains shall be allowed hereunder, except the deferral of the recognition of income until the exercise of the SAR.

Article 8.  Restricted Shares and Restricted Share Units

8.1           Grant of Restricted Shares or Restricted Share Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares and/or Restricted Share Units to Participants in such amounts as the Committee shall determine.  Restricted Share Units shall be similar to Restricted Shares except that no Shares are actually awarded to the Participant on the date of grant.

8.2           Restricted Shares or Restricted Share Unit Agreement.  Each Restricted Share and/or Restricted Share Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares or the number of Restricted Share Units granted, and such other provisions as the Committee shall determine.

8.3           Transferability.  Except as provided in this Plan or an Award Agreement, the Restricted Shares and/or Restricted Share Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Share Units until the date of delivery or other payment), or, in the case of Restricted Shares, upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee.  All rights with respect to the Restricted Shares and/or Restricted Share Units granted to a Participant under the Plan shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Agreement or, in the case of Restricted Shares, at any time by the Committee.

8.4           Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Share or Restricted Share Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Shares in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Restricted Shares covered by each Restricted Share Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Share Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5           Certificate Legend.  In addition to any restrictions placed on certificates pursuant to Section 8.4, each certificate representing Restricted Shares granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the 2012 Incentive Compensation Plan (the “Plan”), and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Glimcher Realty Trust.”

8.6           Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Restricted Shares granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Share Units granted hereunder.

8.7           Separation from Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Shares and/or Restricted Share Units following the Participant’s Separation from Service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Shares or Restricted Share Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for separation; provided that any payment of Restricted Share Units shall be paid or Shares issued (or begun to be paid or issued) within ninety (90) days immediately following the restricted period to which they relate and provided further that any payment of Restricted Share Units to a Specified Employee upon Separation from Service shall be made pursuant to Section 21.3.

8.8           Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Shares is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code.  If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Share Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.  Performance Units/Performance Shares

9.1           Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2           Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3           Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4           Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement, which shall specify whether Awards are payable in a lump sum or installments.  Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period; provided that such Performance Units/Performance Shares shall be paid or issued, as applicable, no later than ninety (90) days immediately following the end of the Performance Period to which they relate.  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5           Separation from Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following the Participant’s Separation from Service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to the Plan, and may reflect distinctions based on the reasons for separation; provided that any payment to a Specified Employee upon Separation from Service shall be made pursuant to Section 21.3.

9.6           Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during his lifetime only by such Participant.

Article 10.  Cash-Based Awards and Other Share-Based Awards

10.1           Grant of Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

10.2           Other Share-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3           Value of Cash-Based and Other Share-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Share-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4           Payment of Cash-Based Awards and Other Share-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5           Separation from Service.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Share-Based Awards following the Participant’s Separation from Service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Share-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for separation; provided that any payment to a Specified Employee upon Separation from Service shall be made pursuant to Section 21.3.

10.6           Nontransferability. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Share-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided by the Committee, a Participant’s rights under the Plan, if exercisable, shall be exercisable during his lifetime only by such Participant.  With respect to those Cash-Based Awards or Other Share-Based Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 11.  Performance Measures

11.1.           In General.

(a)
Certain Awards granted under the Plan may be granted in a manner such that the Awards qualify as Performance-Based Compensation and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code.  Awards shall only qualify as Performance-Based Compensation if, among other things, at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the Treasury Regulations thereunder).

(b)
Awards intended to qualify as Performance-Based Compensation may be granted to Participants who are or may be Covered Employees at any time and from time to time, as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each Covered Employee.

(c)
The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Awards intended to qualify as Performance-Based Compensation that will be paid out to the Covered Employees, and may attach to such Performance-Based Compensation one or more restrictions.

11.2.           Other Awards.  Either the granting or vesting of Awards intended to qualify as Performance-Based Compensation (other than Options or SARs, which are already considered to be Performance-Based Compensation under Treasury Regulations) granted under the Plan shall be subject to the achievement of a performance target or targets, as determined by the Committee in its sole discretion, based on one or more of the performance measures specified in Section 11.3 below. With respect to such Performance-Based Compensation:

(a)
The Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual Covered Employees or class of Covered Employees to which such performance-based goals apply no later than ninety (90) days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(b)
No Performance-Based Compensation shall be payable to or vest with respect to, as the case may be, any Covered Employee for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(c)
After the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

11.3           Performance Measures.  Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Funds from operations (FFO);
(c)	Occupancy rates;
(d)	Earnings per share;
(e)	Net sales growth;
(f)	Net operating profit;
(g)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);
(h)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(i)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(j)	Gross or operating margins;
(k)	Productivity ratios;
(l)	Share price (including, but not limited to, growth measures and total shareholder return); and
(m)	Dividend distributions (including, but not limited to, growth in or maintenance of dividends on the Shares).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of REIT peer companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (1) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

11.4           Evaluation of Performance.  The Committee may provide in writing in the Performance Measures for any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 225 (as amended, supplemented, restated or superseded) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, joint ventures, or alliances, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that is not discretionary and that meets the requirements of Code Section 162(m) for deductibility.

11.5           Adjustment of Performance-Based Compensation.  Awards intended to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

11.6           Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 11.3.

Article 12.  Nonemployee Trustee Awards

All Awards to Nonemployee Trustees shall be determined by the Board or the Committee.  The terms and conditions of any grant to any such Nonemployee Trustee shall be set forth in an Award Agreement.

Article 13.  Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award (other than Options, unearned Performance Shares and Performance Units, or SARs), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 14.  Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15.  Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Shares or Restricted Share Units, or the satisfaction of any requirements or performance goals with respect to Performance Shares, Performance Units, Cash-Based Awards, Covered Employee annual incentive awards, Other Share-Based Awards, or Cash-Based Awards.  If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.  Notwithstanding the foregoing any such deferral election shall be made and administered in a manner which shall avoid the imposition of additional taxes under Section 409A.

Article 16.  Rights of Participants

16.1           Employment.  Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Trustee or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2           Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3           Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.  Change in Control of the Company

In addition to the terms and conditions of this Plan, one (1) or more Awards may be subject to the terms and conditions set forth in a written agreement between the Company and a Participant providing for different terms or provisions with respect to such Awards upon a Change in Control of the Company, including but not limited to acceleration of benefits, lapsing of restrictions, vesting of benefits and such other terms, conditions or provisions as may be contained in such written agreement; provided however, that such written agreement may not increase the maximum amount of such Awards.

Article 18.  Amendment, Modification, Suspension, and Termination

18.1           Amendment, Modification, Suspension, and Termination.  Subject to Section 409A and Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Sections 4.4 and 6.11, Options or SARs issued under the Plan will not be repriced, replaced (with any other Awards), or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2           Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.  Subject to Section 422 and 424 of the Code and Section 409A, the determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

18.3           Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 19.  Withholding

The Company shall have the right to withhold from a Participant (or a permitted assignee thereof), or otherwise require such Participant or assignee to pay, any Withholding Taxes arising as a result of the grant of any Award, exercise of an Option or SAR, lapse of restrictions with respect to Restricted Shares or Restricted Share Units, or any other taxable event occurring pursuant to this Plan or any Award and/or Award Agreement.  If the Participant (or a permitted assignee thereof) shall fail to make such tax payments as are required, the Company (or its Affiliates or Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes.  In satisfaction of the requirement to pay Withholding Taxes, the Participant (or permitted assignee) may make a written election which may be accepted or rejected in the discretion of the Committee, (i) to have withheld a portion of any Shares or other payments then issuable to the Participant (or permitted assignee) pursuant to any Award, or (ii) to tender other Shares to the Company (either by actual delivery or attestation, in the sole discretion of the Committee; provided that, except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price or have been purchased on the open market), in either case having an aggregate Fair Market Value equal to the Withholding Taxes.

Article 20.  Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21   Compliance with Section 409A

21.1           Intent.   To the extent applicable, it is intended that this Plan and any Awards made hereunder comply with the provisions of Section 409A, so that the early income inclusion  and additional tax, penalty, and interest provisions of Section 409A do not apply to Participants.  This Plan and any Awards made hereunder shall be administered in a manner consistent with this intent.

21.2           Offsets Limited by Section 409A.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company, its Subsidiaries, or any of its Affiliates.

21.3        Specified Employees.  Notwithstanding any  other provision of the Plan or an Award Agreement, in the case of any Specified Employee (as defined in Section 409A of the Code and any Specified Employee identification policy of the Company) who incurs a “separation from service” (as defined in Section 409A) in connection with receipt of “nonqualified deferred compensation” for which no exemption or exclusion applies (within the meaning of Section 409A of the Code) that would otherwise be scheduled to be paid within the first six months after the Specified Employee’s “separation from service” shall not be made until the seventh month after the month of the Specified Employee’s “separation from service” (within the meaning of Section 409A of the Code).  Any other remaining payment(s) shall be made as otherwise specified in the Plan or Award Agreement.

21.4           Payments to Specified Employees upon Separation from Service.  If, at the time of a Participant’s Separation from Service, (i) the Participant is a Specified Employee and (ii) the Committee determines in its sole discretion that an amount or Award payable hereunder constitutes deferred compensation (within the meaning of Section 409A) and that no exemption or exclusion applies, such that the payment of the amount or Award is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, on the earlier of the first business day of the seventh month following the month in which occurs the date of the Participant’s Separation from Service or within sixty (60) days following the date of the Participant’s death.

21.5           Payment Provisions in Award Agreements.  To the extent not specified herein, Award Agreements shall specify the time and form of payment of Awards as required by Section 409A.

21.6           Taxes.  Notwithstanding any provision of this Plan and Awards hereunder to the contrary, if permitted under Section 409A, the Company shall amend this Plan and Award Agreements hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may he imposed on a Participant or for a Participant’s account in connection with this Plan and Awards hereunder (.including any taxes and penalties under Section 409A), and neither the Company nor any of its Subsidiaries, or Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Article 22.  General Provisions

22.1           Forfeiture Events.

(a)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) (or other required period pursuant to SOX) of the financial document embodying such financial reporting requirement.

22.2           Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

22.3           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

22.4           Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.5           Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

22.6           Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.7           Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.8           Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

22.9           Employees Based Outside of the United States.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Trustees, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b)	Determine which Employees, Trustees, or Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Trustees, or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 22.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22.10           Uncertificated Shares.  To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

22.11           Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be; and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

22.12           No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

22.13           Retirement and Welfare Plans.  Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

22.14           Nonexclusivity of the Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

22.15           No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

22.16           Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

22.17           Indemnification. Each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Declaration of Trust, as amended or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

IN WITNESS WHEREOF, Glimcher Realty Trust has adopted this Plan as of the Effective Date.

GLIMCHER REALTY TRUST

By:	/s/ Michael P. Glimcher

Print Name:	Michael P. Glimcher

Its:	Chairman of the Board & Chief Executive Officer